Exhibit 99.1

For release: Aug. 4, 2021	Contact: Brian Dingerdissen
Essential Utilities Inc.
Investor Relations
O: 610.645.1191
BJDingerdissen@Essential.co

Erin O’Donnell
Communications and Marketing
412.208.6614
Media@essential.co

Essential Utilities reports financial results for Q2 2021

Earns $0.32 earnings per share; reaffirms annual earnings guidance

Publishes 2020 ESG report

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG) (“Essential”), today reported results for the second quarter ended June 30, 2021.

“We delivered strong earnings in the first half of the year while continuing to provide essential services across our 10-state footprint.” said Essential Chairman and Chief Executive Officer Christopher Franklin. “We remain focused on our mission as we continue to make significant investments in infrastructure and remain confident in our ability to reaffirm our 2021 earnings guidance range of $1.64 to $1.69 per share.”

Operating Results

Essential reported net income of $80.9 million for the second quarter 2021, an 8.4% increase compared to $74.6 million reported for the same quarter 2020. Earnings per share were $0.32 for the quarter compared to $0.29 per share for the second quarter 2020. Rates and surcharges and increased volume in the regulated water segment were the primary drivers of the increase in earnings.

Essential’s revenues for the quarter were $397.0 million, an increase of 3.3% compared to $384.5 million in the second quarter of 2020. Rates and surcharges, increased volume and growth from the regulated water segment, and higher purchased gas prices were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses decreased slightly to $127.5 million for the second quarter of 2021 compared to $128.6 million in the second quarter of 2020.

Essential’s regulated water segment reported revenues for the quarter of $248.2 million, an increase of 6.0% compared to $234.1 million in the second quarter of 2020. Rates and surcharges, customer growth, and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased 1.5% to $77.8 million for the second quarter of 2021 compared to $76.6 million.

Essential’s regulated natural gas segment reported revenues for the quarter of $141.6 million, a decrease of 3.6% compared to $146.9 million in the second quarter of 2020. Lower gas volume was the largest driver in the decrease, resulting from warmer weather in the early part of the second quarter of 2021 as compared to the same period of 2020. Operations and maintenance for the same period for Essential’s regulated natural gas segment increased to $52.3, or 2.9% from $50.9 million in the second quarter of 2020. Purchased gas costs were $39.8 million for the quarter as compared to $41.6 million for the same quarter in 2020. The second quarter of 2021 represents the first quarter of comparable results for the regulated natural gas segment since closing on the Peoples transaction on March 16, 2020.

As of June 30, 2021, Essential reported year-to-date net income of $264.6 million or $1.04 per share (GAAP) compared to $126.4 million or $0.50 per share (GAAP) reported through the same period of 2020. Year-over-year comparisons were impacted by the Peoples transaction, which closed on March 16, 2020. Results for the first half of 2021 include the full six months of operating results of Peoples, which comprises the company’s regulated natural gas segment. For the first half of 2020, adjusted income and adjusted income per share (both non-GAAP financial measures) excluded Peoples-related transaction expenses and included a normalized pro forma adjustment for the Peoples operating results for the period Jan. 1, 2020 to March 15, 2020 to provide the basis for a 2020 full-year run rate of operating results. Adjusting for those items, Essential’s adjusted income in the first six months of 2020 was $228.3 million (non-GAAP), or $0.90 per share (non-GAAP). When compared to the adjusted income in the first six months of 2020, earnings in the first half of 2021 increased 15.9%. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

For the first six months of 2021, the company reported revenues of $980.6 million, an increase of 53.2% compared to $640.1 million in the first half of 2020. Operations and maintenance expenses for the first half of 2021 were $252.6 million compared to $235.2 million in 2020.

Dividend

On July 2, 2021, Essential’s board of directors declared a quarterly cash dividend of $0.2682 per share of common stock. This increase represents a 7% increase to the quarterly dividend rate and is the company’s 31st increase in the last 30 years. This dividend will be payable on Sept. 1, 2021 to shareholders of record on Aug. 13, 2021. Essential has paid a consecutive quarterly cash dividend for 76 years.

Environmental, Social and Governance

Essential is publishing its 2020 Environmental, Social and Governance (ESG) report on Aug. 5, 2021. The updated report fully incorporates the natural gas segment and is aligned with a number of leading reporting frameworks and principles, including those set by the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD), the CDP climate change survey (CDP), and the United Nations Sustainable Development Goals (UN SDGs).

“We are proud to be able to share our ESG efforts, progress and commitments with our customers, shareholders, employees and the communities we serve. We believe this to be among the most comprehensive and accessible ESG reporting in the utility industry. The strength of our company is not only measured by our financial performance, but also by our commitment to environmental stewardship, sustainable business practices, employee safety, diversity and inclusion, customer experience and community engagement,” Franklin added. “These principles are ingrained in our 135-year-old company, and they drive our decision-making when it comes to our growth and our future.”

Essential’s ESG report is published as an interactive microsite at ESG.Essential.co.

Financing

In August 2020, Essential announced an offering of 6.7 million shares of common stock via a forward equity sale agreement. The company expects to fully settle the transaction on or before Aug. 10, 2021. Assuming full physical settlement at the forward equity agreement price, the company would receive approximately $300 million in proceeds, which is net of expenses for interest and dividends during the term of the agreement. The proceeds are expected to be used to fund general corporate purposes, including water and wastewater acquisitions in the company’s pipeline.

Water utility acquisition growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On Aug. 2, 2021, Essential Utilities closed its first fair market value acquisition transaction in Texas. The Commons Water Supply, Inc. water treatment and distribution system in Huffman, Texas serves approximately 1,000 customer connections.

The company currently has seven signed purchase agreements for additional water and wastewater systems that are expected to serve approximately 233,000 equivalent retail customers or equivalent dwelling units and add approximately $458.5 million in rate base in two of our existing states. This includes the recently signed agreement to acquire the water system from the Borough of Shenandoah for $12 million, which serves approximately 3,000 customers in Pennsylvania. Also included is the company’s agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA) for $276.5 million. DELCORA, a Pennsylvania sewer authority, serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 390,000 total customers or equivalent dwelling units. On average, the company remains on track to annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital expenditures

Essential invested approximately $404.6 million in the first half of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest approximately $1 billion in 2021 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2023 to improve water and natural gas systems and better serve our customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources. The company’s plan to accelerate the replacement of aged gas pipe at Peoples continues, thereby enabling significant reduction in methane emissions.

Rate activity

To date in 2021, the company’s regulated water segment received rate awards or infrastructure surcharges in New Jersey, North Carolina, Ohio, Pennsylvania, Illinois, Indiana, and Virginia of $16.7 million. The company currently has a rate proceeding pending in Ohio for its regulated water segment, which would add an estimated $8.7 million in incremental revenue. Additionally, the company’s regulated natural gas segment has received rate awards or infrastructure surcharges in Pennsylvania and Kentucky totaling an estimated increase to annualized revenues of $1.3 million. The company currently has a rate proceeding pending in Kentucky for its regulated natural gas segment, which would add an estimated $9.1 million in incremental revenue.

Reaffirms 2021 Essential Guidance

Essential continues to monitor the effects of the COVID-19 pandemic on its customers, employees and the business and will update guidance impacts from the pandemic in the future if needed. The following is the company’s 2021 full-year guidance:

•	Net income per diluted common share of $1.64 to $1.69
•	Earnings per share growth CAGR of 5 to 7% for 2020 through 2023
•	Regulated water segment infrastructure investments of approximately $550 million in 2021
•	Regulated natural gas segment infrastructure investments of approximately $450 million in 2021
•	Infrastructure investments of approximately $3 billion through 2023 to rehabilitate and strengthen water, wastewater and natural gas systems
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2023
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2023

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2021
•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to achieve 17% employees of color

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Aug. 5, 2021

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 6175168

The company’s conference call with financial analysts will take place Thursday, Aug. 5, 2021 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 5, 2021 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 6175168). International callers can dial +1 719-457-0820 (pass code 6175168).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of net income per diluted common share for the fiscal year ending in 2021; the 3-year earnings growth from 2021 to 2023; the projected total regulated water segment customer growth for 2021; the anticipated amount of capital investment in 2021; the anticipated amount of capital investment from 2021 through 2023; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; the company’s anticipated rate base growth from 2021 through 2023; the expected settlement of the forward equity sale; and, the company’s ability to accelerate the replacement of aged gas pipes. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; potential disruptions in the supply chain for raw and finished materials; the continuation of the company's growth-through-acquisition program; general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential's business, please refer to Essential's annual, quarterly and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Operating revenues	$397,032	$384,468	$980,597	$640,053
Operations and maintenance expense	$127,515	$128,604	$252,590	$235,241

Net income	$80,914	$74,629	$264,603	$126,410

Basic net income per common share	$0.32	$0.29	$1.04	$0.52
Diluted net income per common share	$0.32	$0.29	$1.04	$0.50

Basic average common shares outstanding	254,769	254,167	254,667	245,144
Diluted average common shares outstanding	255,441	254,434	255,268	254,452

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Operating revenues	$397,032	$384,468	$980,597	$640,053

Cost & expenses:
Operations and maintenance	127,515	128,604	252,590	235,241
Purchased gas	44,897	43,420	177,050	56,190
Depreciation	72,764	67,925	144,401	113,491
Amortization	1,408	1,967	2,715	2,646
Taxes other than income taxes	21,120	19,433	42,161	35,869
Total	267,704	261,349	618,917	443,437

Operating income	129,328	123,119	361,680	196,616

Other expense (income):
Interest expense	52,036	51,666	102,805	86,788
Interest income	(338)	(196)	(725)	(5,231)
Allowance for funds used during construction	(4,906)	(2,230)	(7,840)	(5,178)
Gain on sale of other assets	(223)	(20)	(303)	(125)
Equity earnings in joint venture	—	(470)	—	(343)
Other	(1,941)	(722)	(5,412)	957
Income before income taxes	84,700	75,091	273,155	119,748
Provision for income taxes (benefit)	3,786	462	8,552	(6,662)
Net income	$80,914	$74,629	$264,603	$126,410

Net income per common share:
Basic	$0.32	$0.29	$1.04	$0.52
Diluted	$0.32	$0.29	$1.04	$0.50

Average common shares outstanding:
Basic	254,769	254,167	254,667	245,144
Diluted	255,441	254,434	255,268	254,452

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures "adjusted income" and "adjusted income per common share" provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company's Peoples acquisition that closed on March 16, 2020, which consists of costs recorded as operations and maintenance expenses for the three months ended March 31, 2020 of $25,397, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning;

(2) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing from January 1, 2020 to March 15, 2020, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples; and

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company's GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income (GAAP financial measure)	$80,914	$74,629	$264,603	$126,410
Adjustments:
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	—	—	25,573
(2) Adjustments to provide full-year 2020 run rate of Peoples operating results, including additional net interest expense	—	—	—	108,132
(3) Income tax effect of non-GAAP adjustments	—	—	—	(31,803)
Adjusted income (Non-GAAP financial measure)	$80,914	$74,629	$264,603	$228,312

Net income per common share (GAAP financial measure):
Basic	$0.32	$0.29	$1.04	$0.52
Diluted	$0.32	$0.29	$1.04	$0.50

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.32	$0.29	$1.04	$0.93
Diluted	$0.32	$0.29	$1.04	$0.90

Average common shares outstanding:
Basic	254,769	254,167	254,667	245,144
Diluted	255,441	254,434	255,268	254,452

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2021	2020

Net property, plant and equipment	$9,707,363	$9,512,877
Current assets	304,732	380,220
Regulatory assets and other assets	3,921,897	3,812,180
	$13,933,992	$13,705,277

Total equity	$4,836,815	$4,683,877
Long-term debt, excluding current portion, net of debt issuance costs	5,648,232	5,507,744
Current portion of long-term debt and loans payable	151,509	162,551
Other current liabilities	317,646	441,322
Deferred credits and other liabilities	2,979,790	2,909,783
	$13,933,992	$13,705,277